Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 6/30/2012

($000’s)

6/30/2012
Assets
Cash and Balances Due From	$15,399,893
Depository Institutions
Securities	72,720,824
Federal Funds	75,584
Loans & Lease Financing Receivables	211,830,660
Fixed Assets	5,286,747
Intangible Assets	12,383,063
Other Assets	25,125,941
Total Assets	$342,822,712

Liabilities
Deposits	$245,043,009
Fed Funds	6,587,299
Treasury Demand Notes	0
Trading Liabilities	937,898
Other Borrowed Money	35,563,317
Acceptances	0
Subordinated Notes and Debentures	5,829,815
Other Liabilities	11,359,611
Total Liabilities	$305,320,949

Equity
Minority Interest in Subsidiaries	$2,015,054
Common and Preferred Stock	18,200
Surplus	14,133,323
Undivided Profits	21,335,186
Total Equity Capital	$37,501,763

Total Liabilities and Equity Capital	$342,822,712

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